Graubard Miller The Chrysler Building 405 Lexington Avenue New York, N.Y. 10174-1901 (212) 818-8800
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(212) 818-8881

December 2, 2011

Red Mountain Resources, Inc.
2515 McKinney Avenue, Suite 900
Dallas, Texas 75201

Re:	Registration Statement

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (as it may be amended from time to time, the “Registration Statement”) and prospectus contained therein (the “Prospectus”), originally filed with the Securities and Exchange Commission on December 2, 2011 by Red Mountain Resources, Inc. (“Company”), a Florida corporation, under the Securities Act of 1933, as amended, with respect to up to 25,240,534 shares of common stock, par value $.00001 per share (“Common Stock”), of which 20,548,055 shares (“Shares”) are issued and outstanding, 1,463,000 shares (“Warrant Shares”) are issuable upon the exercise of outstanding warrants (“Warrants”), each to purchase one share of Common Stock, and 3,229,479 shares (“Conversion Shares”) are issuable upon conversion of outstanding convertible promissory notes (“Notes”), to be offered for resale by certain holders thereof (“Selling Shareholders”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that:

1.           The Shares held by the Selling Shareholders have been duly authorized and legally issued, and are fully paid and nonassessable.

2.           The Warrant Shares to be issued by the Company to the Selling Shareholders upon exercise of the Warrants have been duly authorized and, when issued in accordance with the applicable governing documents, will be legally issued, fully paid and nonassessable.

Graubard Miller

Red Mountain Resources, Inc.
December 2, 2011

3.           The Conversion Shares to be issued by the Company to the Selling Shareholders upon conversion of the Notes have been duly authorized and, when issued in accordance with the applicable governing documents, will be legally issued, fully paid and nonassessable.

We are opining solely on Florida corporate law, including all applicable provisions of the Florida Constitution and reported judicial decisions interpreting these laws. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller